Exhibit 99.1

News Release
Contacts Media Renaldo Juanso 650.638.5354 Renaldo.Juanso@appliedbiosystems.com	Investors William Craumers 650.638.6382 William.Craumer@appliedbiosystems.com	850 Lincoln Centre Drive Foster City, CA 94404-1128 U.S.A. T (650) 570-6667 F (650) 572-2743 www.appliedbiosystems.com

FOR IMMEDIATE RELEASE

Applera Corporation Completes Separation of its Celera Business and is Renamed Applied Biosystems Inc.

FOSTER CITY, Calif. - July 1, 2008 – Applera Corporation announced today that the name of the company has been changed to Applied Biosystems Inc. to reflect the remaining business of the company following the separation of its Celera business. Effective today, Celera Corporation (NASDAQ: CRA) is an independent publicly traded company that holds the businesses, assets and liabilities previously attributed to the Celera Group.  With the separation of Celera, Applera will no longer operate under its former tracking stock structure.  Applied Biosystems stock will continue to be listed on the New York Stock Exchange under the symbol “ABI.”

On June 12, 2008, Applera Corporation and Invitrogen Corporation (NASDAQ: IVGN) announced that their Boards of Directors had approved a definitive merger agreement under which Invitrogen will acquire all of the outstanding shares of Applied Biosystems stock.  The merger is subject to customary closing conditions and is targeted to close in the fall of 2008.  Following the close of the merger, the combined organization will be named Applied Biosystems.

About Applied Biosystems Inc.

Applied Biosystems Inc. (formerly known as Applera Corporation) is a global leader in the development and marketing of instrument-based systems, consumables, software, and services for academic research, the life science industry and commercial markets. Driven by its employees’ belief in the power of science to improve the human condition, the company commercializes innovative technology solutions for DNA, RNA, protein and small molecule analysis. Customers across the disciplines of academic and clinical research, pharmaceutical research and manufacturing, forensic DNA analysis, and agricultural biotechnology use the company’s tools and services to accelerate scientific discovery, improve processes related to drug discovery and development, detect potentially pathogenic microorganisms, and identify individuals based on DNA sources. Applied Biosystems has a comprehensive service and field applications support team for a global installed base of high-performance genetic and protein analysis solutions. Applied Biosystems Inc. is headquartered in Norwalk, CT, and reported sales of approximately $2.1 billion during fiscal 2007. Information about Applied Biosystems, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.appliedbiosystems.com, or by telephoning 800.762.6923. All information in this news release is as of the date of the release, and Applied Biosystems does not undertake any duty to update this information unless required by law.

Additional Information

In connection with the proposed merger between Invitrogen Corporation and the company, Invitrogen will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of the company and Invitrogen.  The company and Invitrogen will mail the joint proxy statement to their respective stockholders.  Investors and security holders are urged to read the joint proxy statement when it becomes available because it will contain important information.  Investors and security holders may obtain a free copy of the joint proxy statement (when it is available) and other related documents filed with the SEC by the company and Invitrogen at the SEC’s website at www.sec.gov.  The joint proxy statement (when it is available) and the other documents may also be obtained for free at the company’s website at http://www.applera.com or at Invitrogen’s website at http://www.invitrogen.com.

The company and Invitrogen and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the proposed merger.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of stockholders in connection with the merger will be set forth in the joint proxy statement when it is filed with the SEC.  You can find information about company’s executive officers and directors in the company’s definitive proxy statement filed with the SEC on September 6, 2007.  You can find information about Invitrogen’s executive officers and directors in its definitive proxy statement filed with the SEC on March 5, 2008.  You may obtain free copies of these documents from the company or Invitrogen, as applicable, by using the contact information above.

Applied Biosystems Forward Looking Statements

Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as “should, “planned,” and “expect,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These factors include but are not limited to: (1) the result of the review of the proposed merger by various regulatory agencies, and any conditions imposed on the new company in connection with consummation of the merger; (2) approval of the merger by the stockholders of Invitrogen and Applera and satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; and (3) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

©Copyright 2008. Applied Biosystems Inc. All rights reserved.  Applera, Applied Biosystems, and AB (Design) are registered trademarks of Applied Biosystems Inc. or its subsidiaries in the U.S. and/or certain other countries.